Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-99740, Form S-8 No. 33-40365 and Form S-8 No. 333-9162 and Form S-8 No. 333-155575) pertaining to the Power Control Technologies Inc. 1995 Stock Option Plan, the M & F Worldwide Corp. 1997 Stock Option Plan, and the M & F Worldwide Corp. 2000 Stock Option Plan, and the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan of M & F Worldwide Corp. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedules of M & F Worldwide Corp. and the effectiveness of internal control over financial reporting of M & F Worldwide Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

New York, New York
February 24, 2009